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                                                                     Exhibit 4.2


                                VOTING AGREEMENT

                  VOTING AGREEMENT (this "Agreement"), dated as October 31, 1999 by and among WIT CAPITAL GROUP, INC., a corporation organized under the laws of the State of Delaware ("Wit"), and each other person set forth on the signature pages hereof (each individually a "Securityholder", and collectively, the "Securityholders"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

                              W I T N E S S E T H:

                  WHEREAS, concurrently with the execution and delivery of this Agreement, an Agreement and Plan of Merger (the "Merger Agreement") is being entered into by and among Wit, W/S Merger Corp., a corporation organized under the laws of the State of Delaware ("Merger Sub"), and SoundView Technology Group, Inc., a Delaware corporation ("SoundView"), pursuant to which Merger Sub will be merged with and into SoundView and SoundView will become a wholly owned subsidiary of Wit (the "Merger"); and

                  WHEREAS, as a condition to, and in consideration for Wit's willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, Wit has required that the Securityholders enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1.       DEFINITIONS.  For purposes of this Agreement:

                  "Beneficially Own" or "Beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.


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                  "Acquisition Proposal" shall mean any proposal or offer to acquire all or a substantial part of the business or properties of SoundView or any SoundView Subsidiary or capital stock of SoundView or any SoundView Subsidiary (other than proposal or offer to acquire shares of capital stock of SoundView from an existing Securityholder or a member of such Securityholder's immediate family), whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving SoundView or any Subsidiary, division or operating or principal business unit of SoundView.

                  2.       AGREEMENTS

                  (a) VOTING AGREEMENT. Each Securityholder shall, at any meeting of the Securityholders of SoundView, however such meeting is called and regardless of whether such meeting is a special or annual meeting of the Securityholders of SoundView, or in connection with any written consent of the Securityholders of SoundView, vote all Shares of SoundView Common Stock directly or indirectly Beneficially Owned by such Securityholder: (i) to approve the Merger, the Merger Agreement and the transactions contemplated thereby and the taking of any actions necessary or appropriate in furtherance thereof; and (ii) against any Acquisition Proposal; (iii) and against any action, proposal or agreement that would delay, impede, frustrate, prevent or nullify this Agreement or the Merger Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of SoundView under the Merger Agreement or which would delay, impede, frustrate, prevent or nullify the fulfillment of any of the conditions set forth in Article IX of the Merger Agreement or result in any change in the composition of the SoundView Board of Directors without the prior written consent of Wit.

                  (b) NO INCONSISTENT ARRANGEMENTS. Each Securityholder hereby covenants and agrees that it shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Securityholder's Shares of SoundView Common Stock, or any interest therein in a manner inconsistent with the continued validity of this Agreement and the irrevocable proxy granted pursuant hereto,
(ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares of SoundView Common Stock or any interest therein in a manner inconsistent with the continued validity of this Agreement and the irrevocable proxy granted pursuant hereto, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares of SoundView Common Stock, (iv) deposit


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such Shares of SoundView Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to such Shares of SoundView Common Stock or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Securityholders' obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

                  (c) GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXIES. (i) Each Securityholder hereby irrevocably grants to, and appoints, Mark Loehr and Lloyd Feller, or either of them, in their respective capacities as officers of Wit, and any individual who shall hereafter succeed to any such office of Wit, and each of them individually, such Securityholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Securityholder, to vote or give written consent with respect to all of such Securityholder's Shares of SoundView Common Stock (A) in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement, (B) against any Acquisition Proposal, (C) in favor of the taking by SoundView of all other actions necessary or appropriate to give effect to the intent of this
Section 2(c), (D) against any action, proposal or agreement that would have the effect of delaying, impeding, frustrating, preventing or nullifying this Agreement or the Merger Agreement, or result in a breach in any respect of any covenant, agreement, representation or warranty or any other obligation or agreement of SoundView under the Merger Agreement or which would delay, impede, frustrate, prevent or nullify the fulfillment of any of the conditions set forth in Article IX of the Merger Agreement or result in change in the composition of the SoundView Board of Directors without the prior written consent of Wit.

                  (ii) Each Securityholder represents that any proxies heretofore given in respect of such Securityholder's Shares of SoundView Common Stock are not irrevocable, and that any such proxies are hereby revoked.

                  (iii) Each Securityholder understands and acknowledges that Wit is entering into the Merger Agreement in reliance upon such Securityholder's execution and delivery of this Agreement. Each Securityholder hereby affirms that the irrevocable proxy set forth in this Section 2(c) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Securityholder under this Agreement. Each Securityholder hereby further affirms that the irrevocable proxy granted hereby is coupled with an interest and may under no circumstances be revoked. Each Securityholder hereby affirms that such irrevocable proxy shall survive such


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Securityholder's death, incapacity or incompetence. Each Securityholder hereby ratifies and confirms all that each such proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation law.

                  (d) NO SOLICITATION. Each Securityholder hereby agrees, in such Securityholder's capacity as a stockholder of SoundView, that neither such Securityholder nor any of such Securityholder's Affiliates shall (and such Securityholder shall use such Securityholder's reasonable best efforts to instruct its officers, directors and employees, if any, and its representatives and agents not to, and to not permit any of them to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person (other than Wit, any of its Affiliates or representatives) concerning any Acquisition Proposal.

                  (e) REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the transactions contemplated by this Agreement.

                  3. REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDER. Each Securityholder, severally and not jointly, hereby represents and warrants to Wit as follows:

                  (a) OWNERSHIP OF SECURITIES. Such Securityholder is the record and Beneficial Owner of the number of Shares of SoundView Common Stock set forth opposite such Securityholder's name on the signature page of this Agreement (the "Existing Securities"). On the date hereof, the Existing Securities (i) constitute the percentage of the total number of Shares of SoundView Common Stock issued and outstanding as of the date hereof as set forth on the signature page of this Agreement and (ii) constitute all of the Shares of SoundView Common Stock held of record or Beneficially Owned by such Securityholder. Each Securityholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 hereof, sole power of disposition, sole power of conversion, sole power (if any) to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Securities with no limitations, qualifications or restrictions on such rights, subject to applicable


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securities laws and the terms of this Agreement and the terms of the Stock
Purchase and Transfer Restriction Agreement.

                  (b) POWER; BINDING AGREEMENT. Such Securityholder has the legal capacity, power and authority to enter into and perform all of such Securityholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Securityholder will not violate any other agreement to which such Securityholder is a party including; without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement, transfer restriction agreement, sale agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Securityholder and constitutes a valid and binding agreement of such Securityholder, enforceable against such Securityholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Securityholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Securityholder of the transactions contemplated hereby.

                  4. STOP TRANSFER. Each Securityholder shall not request that SoundView register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of his or her Existing Securities, unless such transfer is made in compliance with this Agreement. In the event of any dividend or distribution consisting of securities, or any change in the capital structure of SoundView by reason of any non-cash dividend, split-up, recapitalization, combination, exchange of securities or the like, the term "Existing Securities" shall refer to and include the Existing Securities as well as all such dividends and distributions of securities and any securities into which or for which any or all of the Existing Securities may be changed or exchanged.

                  5. TERMINATION. The covenants, agreements and proxy shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with Article X thereof or (ii) the consummations of the transactions contemplated by the Merger Agreement.

                  6.         MISCELLANEOUS.

                  (a) SPECIFIC PERFORMANCE. Each Securityholder recognizes and agrees that if for any reason any of the provisions of this Agreement are not performed by such Securityholder in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to Wit for


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which money damages would not be an adequate remedy. Accordingly, the
Securityholder agrees that, in addition to any other available remedies, Wit shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of Wit posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Agreement, such Securityholder will not allege, and the Securityholder hereby waives the defense, that there is an adequate remedy at law.

                  (b) SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Without limiting the foregoing, with respect to any provision of this Agreement, if it is determined by a court of competent jurisdiction to be excessive as to duration or scope, it is the parties intention that such provision nevertheless be enforced to the fullest extent which it may be enforced.

                  (c) ATTORNEYS' FEES. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

                  (d) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

                  (f) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  (g) CONSENT TO JURISDICTION, ETC. Each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York, The District of Connecticut or in any Delaware, New York or Connecticut State Court sitting in such


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district and having subject matter jurisdiction over such matters, and each of the parties hereto consents and agrees to personal jurisdiction and waives any objection as to the venue of such courts for purposes of such action. The parties to this Agreement agree to waive any right to jury trial as to all disputes and any right to seek punitive or consequential damages.

                  (h) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt by delivery in person, by facsimile (which is confirmed), or by registered or certified mail (postage prepaid, return receipt requested):

                  If to a Securityholder, to

                           SoundView Technology Group, Inc.
                           22 Gatehouse Road
                           SoundView, CT  06902
                           Telecopy:  (203) 462-7244
                           Attention: President and Chief Executive Officer

                           With copies to:
                           SoundView Technology Group, Inc.
                           22 Gatehouse Road
                           Stamford, CT  06902
                           Telecopy: (203) 462-7244

                           and

                           Morrison & Foerster LLP
                           1290 Avenue of the Americas
                           New York, NY  10104
                           Telecopy: (212) 468-7900
                           Attention:  Lorraine Massaro, Esq.



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                  If to Wit, to:

                           Wit Capital Group, Inc.
                           826 Broadway
                           New York, New York  10003
                           Telecopy:  (212) 253-2650
                           Attn:   President and Co-Chief Executive Officer

                           With copies to:

                           Wit Capital Group, Inc.
                           826 Broadway
                           New York, New York  10003
                           Telecopy:  (212) 253-5289
                           Attn:  General Counsel

                           and

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           919 Third Avenue
                           New York, New York  10022
                           Telecopy:  (212) 735-2000
                           Attn:   Richard T. Prins, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

                  (i) DESCRIPTIVE HEADINGS; INTERPRETATION. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  (j) ASSIGNMENT; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective heirs, legal representatives, estates, executors, successors and permitted assigns of the parties and such persons. Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective heirs, legal representatives, estates, executors, successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall


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be assigned by any Securityholder without the prior written consent of Wit or by
Wit without the prior written consent of each Securityholder party hereto.

                  (k) AMENDMENT, MODIFICATION AND WAIVER. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of the party hereto against whom such amendment, modification or waiver is sought to be entered.

                  (l) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties hereto have hereunto set their hands this 31st day of October, 1999.


                                    WIT CAPITAL GROUP, INC



                                    By:/s/Mark Loehr
                                       --------------------
                                       Name: Mark Loehr
                                       Title:  Director of Investment Banking


                                    /s/David Ambrose
                                    -----------------------
                                    Name: David Ambrose


                                    /s/Arnold Berman
                                    -----------------------
                                    Name: Arnold Berman


                                    /s/Brian Bristol
                                    -----------------------
                                    Name: Brian Bristol



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                                    /s/Edward Bugniazet
                                    -----------------------
                                    Name: Edward Bugniazet


                                    /s/Russell Crabs
                                    -----------------------
                                    Name: Russell Crabs


                                    /s/James Mendelson
                                    -----------------------
                                    Name: James Mendelson


                                    /s/Jonathan Meyers
                                    -----------------------
                                    Name: Jonathan Meyers


                                    /s/Cheryl Solinger
                                    -----------------------
                                    Name: Cheryl Solinger


                                    /s/William Walbert
                                    -----------------------
                                    Name: William Walbert




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